Exhibit 21

LIST OF SUBSIDIARIES

Global Payments Inc. has the following subsidiaries and ownership interests.

Name	Jurisdiction of Organization
Global Payments Direct, Inc.	New York
Global Payments Check Services, Inc.	Illinois
Global Payments Comerica Alliance, LLC	Delaware (1)(2)
Global Payment Systems LLC	Georgia
Global Payment Holding Company	Delaware
GPS Holding Limited Partnership	Georgia
Global Payment Systems of Canada, Ltd.	Canada
Global Payments Canada Inc.	Ontario, Canada
Merchant Services U.S.A., Inc.	North Carolina
NDC Holdings (UK) Ltd.	Georgia
Global Payments Check Recovery Services, Inc.	Georgia
NDPS Holdings, Inc.	Delaware
Global Payments Gaming Services, Inc.	Illinois
GP Finance, Inc.	Delaware
Modular Data, Inc.	Delaware
Global Comerica Alliance Corp.	Georgia (1)(2)
DolEx Dollar Express, Inc.	Texas
Latin America Money Services, LLC	Delaware
Magesa, LLC	Nevada
DolEx CP, LP	Texas
Global Payments Canada GP	Canada
DolEx Envios, S.A. de C.V.	Mexico
Global Payments Acquisition PS 1 C.V.	Netherlands
Global Payments Acquisition PS 2 C.V.	Netherlands
Global Payments Acquisition Corp 1 B.V.	Netherlands
Global Payments Acquisition Corp 2 B.V.	Netherlands
PGT Capital, s.r.o.	Czech Republic
MUZO, a.s.	Czech Republic

(1)	As of May 31, 2004, Global Payments Comerica Alliance, LLC and Global Comerica Alliance Corp. each have minority partners which collectively own a 49% interest.
(2)	Effective June 30, 2004, Global Payments Direct, Inc. acquired the remaining 49% interest in Global Comerica Alliance Corp. from its minority partners bringing Global Payments Direct, Inc.’s total ownership to 100%. Following the acquisition, Global Comerica Alliance Corp. changed its name to Global Payments Gaming International, Inc.